Exhibit 10.29


                                  March 5, 1998



Ms. Kate Carr
3702 Curtis Court
Chevy Chase, MD 20815

Dear Ms. Carr:

         This letter contains amended and restated terms of The Adams National Bank's (the "Bank") offer to employ you as the Bank's Senior Vice President, Lending, and this letter agreement supersedes our original agreement dated January 21, 1998. The Board of Directors believes that the interests of the Bank and its parent, Abigail Adams National Bancorp, Inc. (the "Company") will best be served by providing you with economic assurances which will help to relieve you of uncertainty about your personal economic interests in the event of any actual or proposed Change in Control, and thereby permit you to devote your uninterrupted attention to the performance of your duties to the Bank.

         As the Senior Vice President, Lending, you will be responsible for the overall management and operation of the Bank's loan department including compliance with all applicable regulations. All employees of the department shall report to you and shall report to the CEO of the Bank.

         The base compensation for the performance of your duties shall be a salary of $99,500.00 per annum, payable in cash in accordance with the Bank's normal payroll practices. Such compensation shall be reviewed annually by the CEO and the Personnel Committee of the Board of Directors. In addition, you shall be eligible to receive annual or other bonuses at the sole discretion of the Board of Directors of the Bank. You shall also participate in any plan that the Bank maintains for the benefit of its executive employees relating to profit sharing, retirement benefits, medical insurance and other group benefits, including disability and life insurance. Enclosed herewith is a summary of the Bank's current package of benefits for which you would qualify as the Bank's Senior Vice President, Lending.

         Further, you will be an important member of the management of the Bank upon whose services the Bank will depend for its future growth and prosperity. You shall be entitled to resign from the Bank within one year following a "Change in Control" (hereinafter defined) of the Bank or



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Ms. Kate Carr
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March 5, 1998

the Company and if such Change in Control has not been approved by a majority of the Board of Directors then in office, you shall receive a lump sum payment equal to one year's full base salary at the rate applicable to you in effect immediately prior to the Change in Control (the "Severance Payment"). You shall also receive the Severance Payment in the event you are asked to resign or your employment with the Bank is "Terminated" (hereinafter defined) as a condition to, in preparation for, or otherwise in connection with a Change in Control, or within the one year period following a Change in Control, prior to your resignation, whether or not such Change in Control was approved by a majority of the Board of Directors.

         Change in Control means any ofthe following events:

         (a) when the Company or the Bank acquires actual knowledge that any person (as such term is used in Section 13(d) and 15(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than an employee benefit plan established or maintained by the Company or the Bank, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, or record owner of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

         (b) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by an employee benefit plan established or maintained by the Company or the Bank);

         (c) upon the approval by the Company's stockholders of (1) a merger or consolidation of the Company with or into another corporation (other than a merger or consolidation the definitive agreement for which provides that at least two-thirds of the directors of the surviving or resulting corporation immediately after the transaction are Continuing Directors (hereinafter defined)), (2) a sale or disposition of all or substantially all of the Company's assets, or (3) a plan of liquidation or dissolution of the Company;

         (d) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of either the Company or the Bank (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof;

         (e) upon a sale of (1) common stock of the Bank if after such sale any person, other than an employee benefit plan established or maintained by the Company or the Bank, owns a majority of the Bank's common stock or (2) all or substantially all of the Bank's assets; or




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Ms. Kate Carr
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March 5, 1998

         (f) any other agreement, happening or device which has substantially the same effect on control of the Company or the Bank as any of the foregoing.

         The events described above shall be deemed a Change in Control regardless of whether such event was approved by a majority of the Continuing Directors then in office.

         Your employment will be deemed to be "Terminated" upon the occurrence of any one of the following events:

         (a) the involuntary termination without cause of your employment with the Bank;

         (b) the relocation of the principal place at which your duties are to be performed to a location outside a 35-mile radius of the District of Columbia;

         (c)      a reduction in the your compensation;

         (d) a change in benefits or perquisites provided to you which is deemed materially adverse by you;

         (e) a change in your responsibilities, authorities or functions which is deemed materially adverse by you; or

         (f) you are requested by management or the Board of Directors to engage in conduct which you can demonstrate is illegal.

         In conjunction with the execution of this letter agreement, the Bank shall establish a grantor trust, as that term is defined in Section 671 of the Internal Revenue Code, in order to fund its Severance Payment obligations under this letter agreement. This grantor trust, which shall be irrevocable, will be governed by the terms of a trust agreement entered into between the Bank and NationsBank, the terms of which are incorporated by reference. To the extent that you acquire a right to receive benefits under this letter agreement, your right shall be no greater than the right of any unsecured general creditor of the Bank.

         Any Severance Payment payable in accordance with this letter agreement shall be reduced to the extent that any such payment constitutes an "Excess Parachute Payment," as such term is defined in the Internal Revenue Code of 1986, as amended.

         This amended and restated letter agreement is for the purpose of inducing you to continue your employment with the Bank and in consideration of the services rendered by you to the Bank



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Ms. Kate Carr
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March 5, 1998
from and after the date of this letter agreement, which consideration the Bank hereby acknowledges is fair and adequate.

         This letter agreement shall inure to your benefit and the benefit of your heirs, personal representatives and assigns and shall bind the Bank and its successors.

         The parties hereto acknowledge that this amended and restated letter agreement and the related grantor trust was prepared pursuant to their mutual request by the law firm of Ober, Kaler, Grimes & Shriver, counsel solely to the Company and the Bank. You acknowledge that you are sophisticated in business matters (including, but not limited to, employment agreements) and that you have had the opportunity to seek independent legal advice. You and we specifically waive any actual or apparent conflict of interest of Ober Kaler, Grimes & Shriver in connection with the preparation and negotiation of this amended and restated letter agreement.

          Please confirm for me your acceptance of these amended and restated terms of your employment.

                                                     Sincerely,



                                                     Barbara Davis Blum
                                                     Chairwoman & CEO




ACCEPTED March ___, 1998:

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Kate Carr